Exhibit 99.1

Michael P. Zeisser Appointed Interim Chairman
Of OpenTV Corp’s Board of Directors

San Francisco, CA, December 19, 2003 – OpenTV Corp. (Nasdaq: OPTV; Euronext Amsterdam), one of the world’s leading interactive television companies, today announced that Michael P. Zeisser has been named Interim Chairman of the board of directors of OpenTV. Mr. Zeisser currently serves as a director of OpenTV and a Senior Vice President of Liberty Media Corporation.

Peter C. Boylan III, the current Chairman of the board of directors, has tendered his resignation from the OpenTV board for personal reasons. Mr. Boylan will remain President & CEO of Liberty Broadband Interactive Television, Inc. (LBIT) and will continue to assist Mr. Zeisser and the Board during the transition and in the implementation of OpenTV’s strategy. The board of directors has formed a special committee to recruit a permanent Chairman.

“OpenTV is well positioned to take advantage of the rapidly developing interactive television marketplace around the world. Over the last two years, Pete has made tremendous contributions towards the development of the new OpenTV. We look forward to working with Pete on a variety of Liberty Media initiatives and we will continue to benefit from Pete’s support and expertise as OpenTV executes its strategy and its business plan,” said Robert R. Bennett, President & CEO of Liberty Media and OpenTV board member.

“OpenTV is a very exciting company with a bright future,” said Mr. Zeisser. “I am a firm believer in the potential of interactive television and OpenTV’s place in iTV. We have assembled one of the most talented management teams in the industry, an excellent group of assets with cutting edge technology, and key and important intellectual property. I look forward to working closely with the team as we execute the vision and the strategy established by Pete.”

“I truly believe that the new OpenTV is a great organization that has a wonderful opportunity to continue to build upon its global leadership position,” said Mr. Boylan. “After a very long wait and much anticipation, I expect interactive television to begin to truly take shape in the U.S. over the next few years. After completing three transactions during the last twenty months building the new OpenTV, now is a good time to recruit a world class Chairman for the company to focus on executing the OpenTV strategy in the marketplace. Michael and I share a common vision of OpenTV’s future and I am confident that Michael and the management team will realize this vision.”

About OpenTV
One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 70 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV’s technology platforms enable interactive television to over 48 million set top boxes on 43 different networks worldwide; 20 million in the U.S. alone. OpenTV has developed over 340 games that are currently available to over 13 million subscribers on 7 networks. OpenTV has developed 25 applications in nine languages. OpenTV has ported its various technologies to 36 set top box manufacturers around the world. With more than 375 issued patents and 700 pending applications worldwide, OpenTV continues to extend its technological leadership. Our patent portfolio comprises more than 33,000 pending patent claims and more than 8,750 issued patent claims. OpenTV has Corporate Offices in San Francisco, California and Tulsa, Oklahoma, and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

© 2003 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.